Exhibit 8.1

Subsidiaries of Sky Solar Holdings, Ltd.

Entity	Place of Incorporation	Ownership	Function
Sky Solar Power Ltd.	British Virgin Islands	100%	Holding entity
Sky International Enterprise Group Ltd.	Hong Kong	100%	Holding entity
Sky Capital Asia Ltd	Hong Kong	100%	Holding entity
Sky Solar Energy S.à.r.l.	Luxembourg	100%	Holding entity
Sky Capital Europe S.à.r.l.	Luxembourg	100%(1)	Holding entity
Moktap Holdings Ltd.	Cyprus	100%(1)	Holding entity
Sky Solar Japan K.K.	Japan	100%	Holding entity
Sky Solar Bulgaria Co., EOOD	Bulgaria	100%	Operating entity, engaged in the construction and management of solar parks and production and trading of solar equipment
Sky Clean Energy Ltd.	Canada	100%	Operating entity, together with its seven subsidiaries, engaged in the development, construction and sale of solar parks
Sky Capital America Inc.	USA	100%	Operating entity engaged in the development of solar parks
Sky Renewable Energy Ltd	Canada	100%	Holding entity
Energy Capital Investment II S.à.r.l.	Luxemburg	100%	Holding entity
Renewable Capital Investment 1 S.L	Spain	100%	Holding entity
Renewable Capital Investment 3 S.L	Spain	100%	Holding entity
Sky Solar Renewable Energy (Wuxi) Co., Ltd. (formerly known as Sky Solar New Energy Technology (Wuxi) Co., Ltd.)	China	100%	Holding entity
Wuxi Tianlian New Energy Development Ltd	China	100%	Operating entity, engaged in development and investment for DG projects in mainland China

(1)           100% owned except for one share